                                                                    EXHIBIT 99.1



[JOHN Q. HAMMONS LOGO]                                     FOR IMMEDIATE RELEASE
                                                           ---------------------




Contact: Scott Tarwater                          Kelly Campbell
         John Q. Hammons Hotels, Inc.            Publicis Dialog for
         (417) 873-3591                          John Q. Hammons Hotels, Inc.
         scott.tarwater@jqh.com                  (972) 628-7738
                                                 kelly.campbell@publicis-usa.com


             JOHN Q. HAMMONS HOTELS AGREES TO NEGOTIATE EXCLUSIVELY
                  WITH INVESTOR GROUP THROUGH FEBRUARY 28, 2005


SPRINGFIELD, MO. -- FEBRUARY 4, 2005 -- John Q. Hammons Hotels, Inc. (AMEX:JQH) announced today that it and its principal stockholder, John Q. Hammons, have agreed to negotiate exclusively through February 28, 2005 with an investor group led by JQH Acquisition, LLC, with regard to a possible merger transaction. Although terms of the investor group's proposal remain subject to further discussion and negotiation, the proposal contemplates a merger transaction in which the Company's Class A shares would be purchased for $24.00 cash per share. According to filings made with the SEC, some of the Company's Class A stockholders (other than Mr. Hammons) have entered into an agreement with the investor group in which the stockholders agree, under certain circumstances, to vote their shares in favor of the investor group's proposal and against any other acquisition proposals that are inconsistent with, or detrimental to, the investor group's proposal.

The Company and Mr. Hammons previously had agreed to negotiate exclusively with Barcelo Crestline through January 31, 2005 regarding a possible merger transaction at a price of $21.00 per share. On January 31, 2005, the Company's Special Committee of Board of Directors decided not to extend this period of exclusivity, and Barcelo Crestline has announced that it no longer intends to pursue a transaction with the Company.

Commenting on these developments, the Chairman of the Special Committee, David Sullivan, said, "We are disappointed that we were unable to reach agreement with Barcelo Crestline and express our appreciation and gratitude for their interest and their efforts. While we are excited about the recent acquisition proposal, we remain cautious as there are a number of items that remain to be negotiated, including the terms of a merger agreement and the contractual arrangements between the investor group and Mr. Hammons, before we would have a transaction to present to our stockholders, and there can be no assurance that a transaction will be consummated."

ABOUT JOHN Q. HAMMONS HOTELS, INC.
John Q. Hammons Hotels, Inc. is a leading independent owner and manager of affordable upscale, full-service hotels located primarily in key secondary markets. The Company owns 46 hotels located in 20 states, containing 11,370 guest rooms or suites, and manages 14 additional hotels located in seven states containing 3,158 guest rooms or suites. The majority of these 60 hotels operate under the Embassy Suites Hotels, Holiday Inn and Marriott trade names. Most of the hotels are located near a state capitol, university, convention center, corporate headquarters, office park or other stable demand generator. Additional information is available at the Company's web site: http://wwwjqh.com.


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